                                                                    Exhibit 99.1

                                                    [GSI GLOBECOMM SYSTEMS LOGO]

FOR IMMEDIATE RELEASE

               GLOBECOMM SYSTEMS INC. ANNOUNCES FISCAL 2004 FOURTH
                        QUARTER AND TWELVE-MONTH RESULTS

o REVENUE INCREASE OF 48.2% IN THE FOURTH QUARTER OF FISCAL 2004 AS COMPARED TO
                         FOURTH QUARTER OF FISCAL 2003

 o EARNINGS PER SHARE OF $0.03 IN THE FOURTH QUARTER OF FISCAL 2004 AS COMPARED
          TO LOSS PER SHARE OF $0.44 IN FOURTH QUARTER OF FISCAL 2003

HAUPPAUGE, N.Y., SEPTEMBER 8, 2004 /BUSINESSWIRE/ -- Globecomm Systems Inc.
(Nasdaq: GCOM), a global provider of end-to-end satellite-based communications solutions, today announced financial results for the fiscal 2004 fourth quarter and twelve-months ended June 30, 2004.

FISCAL 2004 FOURTH QUARTER RESULTS
----------------------------------

Revenues for the Company's fiscal 2004 fourth quarter ended June 30, 2004 increased 48.2% to $20.8 million, compared to $14.0 million in the same period last year. The increase in revenues was primarily the result of increased infrastructure sales activity in the Government marketplace.

Net income for the Company's fiscal 2004 fourth quarter was $0.4 million, or
$0.03 per diluted share. This compares to a net loss of $5.5 million, or $0.44 per diluted share, in the fourth quarter of fiscal 2003. The turnaround in the
Company's net loss to a net profit was primarily driven by an increase in revenues and an improvement in the overall gross margin of the Company, coupled with benefits achieved by the Company's cost cutting initiatives. The net loss for the fourth quarter of fiscal 2003 included non-recurring charges of $4.5 million relating to contracts with a major customer, offset by a $1.0 million non-recurring cash recovery in connection with the previously announced termination of services by a major customer in the Middle East.

FISCAL 2004 TWELVE-MONTH RESULTS
--------------------------------

Revenues for the Company's fiscal year 2004 ended June 30, 2004 increased 61.5%
to $87.2 million, compared to $54.0 million in fiscal year 2003. The increase in revenues was primarily the result of increased infrastructure sales in the
Government marketplace, coupled with a general overall improvement in the telecommunications industry segments that the Company serves.

Net loss for the Company's fiscal year 2004 decreased 93.2% to $1.3 million, or
$0.10 per diluted share, compared to a net loss of $19.6 million, or $1.56 per diluted share, in fiscal year 2003. The decrease in the net loss was primarily attributed to an increase in revenues and an improvement in the overall gross margin of the Company. The net loss was further reduced by a reduction of satellite bandwidth costs

based on agreements reached with certain Company vendors and benefits achieved by the Company's cost cutting initiatives. The net loss for fiscal 2003 included non-recurring charges of $4.5 million relating to contracts with a major customer.

MANAGEMENT'S REVIEW OF RESULTS
------------------------------

Commenting on the fourth quarter and twelve-month financial results, David
Hershberg, Chairman and Chief Executive Officer of Globecomm said, "Fiscal 2004 was a turnaround year for Globecomm as we increased revenues by 62%, decreased our net loss by 93% and capped off the year with profitability in the fourth quarter. I am proud of the management team and employees who endured difficult years as we restructured the Company in an effort to return to growth and profitability. Our vision throughout that period had been to invest in the
Company and emerge with better products, enhanced capabilities and new service offerings. The ability to integrate multiple technologies required in modern large-scale complex communication networks positions Globecomm to win contracts for these types of opportunities as evidenced by two recently announced contracts to reconstruct communications in Afghanistan totaling $28.9 million."

Mr. Hershberg continued, "The Company is now well positioned in the Government marketplace where we see new requirements for our products and services. We expect this will lead Globecomm to increased revenues and profitability for the fiscal year ending June 30, 2005. I look forward to discussing our progress on this front over the next few quarters."

MANAGEMENT'S CURRENT EXPECTATIONS FOR THE FULL YEAR ENDING JUNE 30, 2005
------------------------------------------------------------------------

Globecomm expects consolidated revenues for the full year ending June 30, 2005 to be in excess of $105 million. The Company anticipates achieving full year profitability at this revenue level, excluding a non-recurring gain of $1.9 million pursuant to a previously announced settlement agreement with a major customer, which will be reflected in the Company's fiscal first quarter ending
September 30, 2004. The Company further anticipates quarterly income statement fluctuations resulting from the nature of the business and the size of certain contracts in backlog.

These expectations reflect management's current view of the next twelve months.
Actual results for the fiscal year ending June 30, 2005 will remain susceptible to factors beyond our control in certain areas of the world. This may include, but is not limited to, major disruptions in the marketplaces we operate due to political unrest, local violence, global economic recession and changes in
United States Government foreign policy. Results will also remain susceptible to possible cost overruns on projects.

The Company ended fiscal year 2004 with $28.3 million in cash and cash equivalents, which is an increase of approximately $6.2 million from fiscal year
2003, primarily resulting from the $6.2 million in net proceeds received from consummation of a private placement of the Company's securities during fiscal
2004. During fiscal 2005, Globecomm currently anticipates a significant quarter-to-quarter fluctuation in cash and cash equivalents based on working capital requirements to support the projected revenue growth.

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications, including hardware and software to support a wide range of satellite systems. Its wholly-owned subsidiary, NetSat Express, Inc., provides end-to-end satellite-based Internet solutions, including network connectivity, broadband connectivity to end users,
Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express'
customers include communication service providers, multinational corporations,
Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong
Kong, the United Kingdom and United Arab Emirates.

For more information contact:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm
Systems Inc. Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems
Inc.

Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.
TEL:  631-231-9800, FAX:  631-231-1557;
Email: info@globecommsystems.com; Web: www.globecommsystems.com.
                                       ------------------------

This press release contains projections or other forward-looking statements regarding future events or the future financial performance of Globecomm Systems
Inc., including, but not limited to, the information contained within the sections entitled "Management's Review of Results" and "Management's Current
Expectations for the Full Year Ending June 30, 2005." These statements reflect the current beliefs and expectations of the Company. Some matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements include risks and other factors detailed, from time to time, in the
Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly
Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            -Financial tables follow-

                             GLOBECOMM SYSTEMS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                           YEARS ENDED
                                                 JUNE 30,         JUNE 30,               JUNE 30,         JUNE 30,
                                                   2004             2003                   2004             2003
                                              ---------------------------------      ----------------- ----------------

Revenues from ground segment systems,
   networks and enterprise solutions          $   17,427       $    10,876           $      73,305    $       40,125
Revenues from data communications services         3,387             3,170                  13,931            13,903
                                              ---------------------------------      ----------------------------------
Total revenues                                    20,814            14,046                  87,236            54,028
                                              ---------------------------------      ----------------------------------
Costs and operating expenses:
      Costs from ground segment systems,
        networks and enterprise solutions         14,000            12,001                  63,282            39,447
      Costs from data communications
         services                                  3,381             3,326                  12,992            17,796
      Selling and marketing                        1,347             1,282                   4,808             6,042
      Research and development                       375               247                   1,328               800
      General and administrative                   1,414             2,772                   6,529             9,423
                                              ---------------------------------      ----------------------------------
Total costs and operating expenses                20,517            19,628                  88,939            73,508
                                              ---------------------------------      ----------------------------------
Income (loss) from operations                        297            (5,582)                 (1,703)          (19,480)
Other income (expense):
      Interest income                                 80                63                     271               422
      Interest expense                                 -                 -                       -              (539)
      Gain on sale of available-for-sale
        securities                                     -                 -                      91                 -
                                              ---------------------------------      ----------------------------------
Net income (loss)                             $      377       $    (5,519)          $      (1,341)   $      (19,597)
                                              =================================      ==================================

Basic net income (loss) per common share      $     0.03       $     (0.44)          $         (0.10) $        (1.56)
                                              =================================      ==================================

Diluted net income (loss) per common share    $     0.03       $     (0.44)          $         (0.10) $        (1.56)
                                              =================================      ==================================

Weighted-average shares used in the
   calculation of basic net income (loss)
   per common share                               14,141            12,555                  13,346            12,565
                                              =================================      ==================================

Weighted-average shares used in the
   calculation of  diluted net income (loss)
   per common share                               14,593            12,555                    13,346          12,565
                                              =================================      ==================================

                             GLOBECOMM SYSTEMS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                      JUNE 30,           JUNE 30,
                                                                                        2004               2003
                                                                                 --------------------------------------

ASSETS
Current assets:
      Cash and cash equivalents                                                  $      28,252       $      22,016
      Restricted cash                                                                    1,903                 608
      Accounts receivable, net                                                          14,318               7,865
      Inventories                                                                        3,904              10,990
      Prepaid expenses and other current assets                                          1,274               2,040
      Deferred income taxes                                                                 83                 125
                                                                                 --------------------------------------
Total current assets                                                                    49,734              43,644
Fixed assets, net                                                                       15,441              17,536
Goodwill                                                                                 7,204               7,204
Other assets                                                                             1,096               1,960
                                                                                 --------------------------------------
Total assets                                                                     $      73,475       $      70,344
                                                                                 ======================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                              $      19,682       $      21,604
Deferred liabilities, less current portion                                                 987               1,303
Total stockholders' equity                                                              52,806              47,437
                                                                                 --------------------------------------
Total liabilities and stockholders' equity                                       $      73,475       $      70,344
                                                                                 ======================================